Exhibit 5.8

GALLAGHER & KENNEDY P.A. ATTORNEYS AT LAW
2575 EAST CAMELBACK ROAD PHOENIX, ARIZONA 85016-9225 PHONE: (602) 530-8000 FAX: (602) 530-8500 WWW.GKNET.COM

July 21, 2005

Atlantic Express Transportation Corp.

7 North Street

Staten Island, New York 10302-1205

Re:                               Atlantic Paratrans of Arizona, Inc.

Ladies and Gentlemen:

We have been engaged as special counsel to Atlantic Paratrans of Arizona, Inc., an Arizona corporation (the “Company”), solely for the purpose of preparing this opinion letter relating to the execution and delivery by the Company of the guarantees (the “Guarantees”) of: (i) up to $105,000,000 in aggregate principal amount 12% Series B Senior Secured Notes due 2008 (the “12% Exchange Notes”) to be issued by Atlantic Express Transportation Corp., a New York corporation and the 100% parent entity of the Company (“Atlantic Express”); and (ii) up to $10,000,000 in aggregate principal amount of Atlantic Express’ Series B Senior Secured Floating Rate Notes due 2008 (together with the 12% Exchange Notes, the “Exchange Notes”), also to be issued pursuant to the Indenture, dated as of April 22, 2004, as supplemented by the First Supplemental Indenture dated as of March 3, 2005 (the “Supplemental Indenture” and collectively, the “Indenture”), among Atlantic Express, The Bank of New York, as Trustee, and the Guarantors named therein, including the Company (the “Guarantors”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 23, 2004 (File No. 333-116749), as amended by Amendment No. 1 filed with the Commission on November 12, 2004, Amendment No. 2 filed with the Commission on April 19, 2005 and Amendment No. 3 filed with the Commission on June 8, 2005 (collectively, the “Registration Statement”).  No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the enforceability of the Guarantees.  Any capitalized terms used and not defined herein will have the meanings assigned to them in the Indenture.

Examinations.  For purposes of this opinion, we have examined such questions of law and fact as we have deemed necessary.  We have examined only the following documents and have made no other investigation or inquiry.

1.             Forms of the following documents pertaining to the transaction (the “Transaction Documents”):

a.             The Indenture.

b.             The forms of the Exchange Notes attached as exhibits to the Indenture.

c.             The Form of Guarantee attached as exhibits to the Indenture, as well as the signed Guarantee.

2.             The following organizational documents pertaining to the Company.

a.             Articles of Incorporation of the Company, dated April 19, 1999, and filed with the Arizona Corporation Commission (“ACC”) on April 21, 1999, and the Articles of Amendment of Company, dated November 13, 2003, and filed with the Arizona Corporation Commission on November 17, 2003, as certified by the ACC on May 25, 2005.

b.             Amended and Restated By-Laws of the Company, dated November of 2003, certified as true and correct by an officer of the Company.

c.             Certificates of Good Standing of the Company, dated April 13, 2004, May 27, 2005, and July 13, 2005, issued by the ACC (the “Good Standing Certificates”).

3.             We have further examined:

a.             The Atlantic Express Transportation Corp. Guarantor Subsidiaries Unanimous Written Consent in Lieu of  a Meeting of the Board of Directors, dated April 16, 2004, the Guarantor Subsidiaries Unanimous Written Consent in Lieu of a Meeting of the Board of Directors, dated February 14, 2005, and the Guarantor Subsidiaries Unanimous Written Consent in Lieu of a Meeting of the Board of Directors, dated July 15, 2005, each certified as true and correct by an officer of the Company (the “Written Consents”).

b.             Officers’ Certificate, dated July 21, 2005, of Jerome Dente, the Secretary of the Company, and Neil Abitabilo, the Chief Financial Officer of the Company, with respect to certain matters set forth herein (the “Officers’ Certificate”).

c.             Bankruptcy Information with respect to the Company, filed with the ACC on July 29, 2003.

d.             Statement of Bankruptcy with respect to the Company, filed with the ACC on August 13, 2004.

e.             2005 Annual Report, filed with the ACC on May 24, 2005.

f.              2004 Annual Report, files with the ACC on March 5, 2004.

As to various questions of fact material to this opinion, we have relied upon, and assumed the accuracy of: (i) the representations and warranties of the Company contained in the

Transaction Documents; and (ii) the Officers’ Certificate.  We have not made any independent review or investigation of instruments, orders, judgments, rules or other regulations or decrees by which the Company, or any of its properties may be bound or of suits, investigations or proceedings, if any, pending or threatened against the Company.

Opinions.  Based solely on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, it is our opinion that as of the date hereof:

A.            The execution, delivery, and performance of its obligations under the Guarantees by the Company have been duly authorized by all requisite corporate action on the part of the Company.

B.            Upon due execution, authentication and delivery of the Exchange Notes against the due tender and delivery to the Trustee of the applicable Notes in an aggregate principal amount equal to the aggregate principal amount of the applicable Notes, the Guarantees constitute valid, binding, and enforceable obligations of the Company.

Assumptions.  With your permission, in rendering this opinion, we have made the following assumptions.  We have made these assumptions without independent verification, and with the understanding that we are under no duty to inquire or investigate regarding such matters.

1.             (a) Each of the parties to the Transaction Documents other than the Company (individually, the “Other Party” and, collectively, the “Other Parties”) is duly formed, validly existing and in good standing under the laws of their respective jurisdictions of organization; (b) the execution, delivery and performance of all applicable Transaction Documents by each of the Other Parties has been duly authorized by all corporate or limited liability company action required of such Other Party; (c) each of the Other Parties has obtained all necessary governmental consents, authorizations, approvals, permits or certificates that are required as a condition to the execution and delivery of the Transaction Documents by such Other Party and to the consummation of the transactions contemplated thereby; (d) the Transaction Documents constitute legal, valid, binding and enforceable obligations of each of the Other Parties under federal law, the laws of the State of Arizona, and the laws of any other applicable jurisdictions; (e) each of the Other Parties has the power and authority under applicable laws and regulations to enter into and perform the transactions as described in the Transaction Documents and has complied in all material respects with all applicable laws and regulations with respect thereto; (f) each of the Other Parties will at all times during the term of the Transaction Documents act in good faith and only in a manner that under the circumstances is commercially reasonable; and (g) each of the Other Parties’ representations and warranties contained in the Transaction Documents are truthful and accurate.

2.             We have assumed without investigation the completeness, genuineness and authenticity of any document submitted to us as an original, the conformity to the original of any document submitted to us as a copy, the authenticity of the original of such latter documents, the conformity to the executed document of any document submitted to us as the form to be executed, the genuineness of all signatures, and the legal competency and capacity of natural persons.  We have assumed without investigation that any certificate, representation (oral or otherwise), telegram, telex, telecopy, email or other document on which we have relied, whether or not given or dated earlier than the date hereof, is authentic and remains accurate insofar as relevant to this opinion from such earlier date through and including the date hereof, and we are not aware of any facts inconsistent with this assumption.

3.             The Indenture has been duly delivered for the consideration provided for in or contemplated by the Indenture.

Other Limitations.  The opinions expressed in this letter are subject to the following qualifications, limitations and exceptions:

1.             We are qualified to practice law in the State of Arizona, and we do not purport to be experts on, or to express any opinion concerning, any law other than the law of the State of Arizona and applicable federal law.  The Transaction Documents indicate that they are to be governed by the laws of the State of New York.  We have no knowledge of those laws and express no opinion thereon or on the enforceability of this choice of law provision.

2.             Our opinion is limited to the matters set forth herein.  No opinion may be inferred or implied beyond the matters expressly stated herein.

3.             The enforceability of the Transaction Documents is subject to:

a.             Bankruptcy, insolvency, fraudulent transfer, reorganization, arrangement, receivership, conservatorship, moratorium and other similar relating to or affecting the rights of creditors generally; and

b.             General principles of equity.

4.             Enforceability of the Transaction Documents is further subject to the qualification that certain waivers, procedures, remedies, including indemnity or contribution provisions, and other provisions of the Transaction Documents may be unenforceable under or limited by the law of the State of Arizona; however, such law does not in our opinion, substantially prevent the practical realization of the benefits intended by the Transaction Documents except that the application of principles of guaranty and suretyship to the acts or omissions of the Holders and/or the Trustee and Collateral Agent after execution and delivery of the Guarantees may prevent the practical realization of the benefits intended by the Guarantees through a release or discharge of a guarantor.

5.             We have not been requested to express, and with your knowledge and consent, do not render, any opinion as to the applicability to the obligations of the Company under the Indenture, the Exchange Notes, or the Transaction Documents of Section 548 of the United States Bankruptcy Code or applicable state law (including Section 44-1001 et seq. of the Arizona Revised Statutes) relating to fraudulent transfers and obligations.

6.             We are aware that the Company and Atlantic Express filed bankruptcy petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York, which proceedings were jointly administered along with a number of related entities under case number 02-42560.  Filings with the ACC indicate that the Company emerged from the Chapter 11 proceeding on December 24, 2003.  The filings with the ACC also indicate that the Company’s dates of operation were from April 19, 1999 through December 31, 2004.  We have no actual knowledge of, and we express no opinion regarding, (i) the bankruptcy filings, the current status of the bankruptcy, the operations, or the assets of the Company, or (ii) the effect of any of these items on the enforceability of the Guarantees.

7.             Our engagement did not extend to, and we render no opinion about, any federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, margin regulations, pension or employee benefit laws, compliance with fiduciary duty requirements, usury laws, or other laws excluded by customary practice.

8.             We express no opinion as to the compliance of the Transaction Documents or the issuance of the Exchange Notes with any securities law or regulation.

9.             We express no opinion as to matters of title, priority or perfection of any liens or security interests created by the Transaction Documents.

10.           We express no opinion about the effect on the Company or the transactions contemplated under the Transaction Documents, if any, of the provisions of Arizona Revised Statutes Section 43-1152 et seq. regarding payment of taxes.

11.           We have relied solely on the Good Standing Certificates to determine that the Company is an Arizona corporation, and is in good standing.

12.           This opinion is for your benefit in connection with the Registration Statement, and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. This opinion may not be used or relied upon by, or quoted or delivered to, any other person or entity.

We consent to the filing of this opinion with the Commission as an exhibit to the Atlantic Express Registration Statement and to the reference to our firm under the heading “Validity of Securities.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Gallagher & Kennedy, P.A.